Exhibit 10.3.3

Rose Rock Midstream

Equity Incentive Plan

PHANTOM UNIT AWARD AGREEMENT

THIS PHANTOM UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of                     , 20    (the “Date of Grant”) by and between Rose Rock Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and                     (the “Participant”).

R E C I T A L S:

WHEREAS, the General Partner has adopted the Rose Rock Midstream Equity Incentive Plan (the “Plan”), which Plan, as it may be amended from time to time, is incorporated herein by reference and made a part of this Agreement;

WHEREAS, pursuant to the Plan, the Committee is authorized to grant Phantom Units based on Units of Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), to Employees, Consultants and Directors as part of their compensation for services performed for the General Partner, the Partnership or any of their Affiliates; and

WHEREAS, the Committee has determined that it would be in the best interests of the General Partner, the Partnership and their Affiliates to grant the Phantom Units provided for herein to the Participant pursuant to the Plan and the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Award of Phantom Units and DERs.

Subject to the terms and conditions set forth in this Agreement and the Plan, the General Partner hereby grants the Participant                     Phantom Units. The General Partner also hereby grants the Participant one DER for each Phantom Unit granted in the immediately preceding sentence.

2. Phantom Unit Account. Phantom Units represent hypothetical Units and not actual Units. The General Partner shall establish and maintain a bookkeeping account on its records for the Participant (a “Phantom Unit Account”) and shall record in such Phantom Unit Account (i) the number and type of Phantom Units granted to the Participant and (ii) either (A) the number of Units payable to the Participant on account of Phantom Units that have vested or (B) subject to clause (ii) of the first sentence of Section 3 below, the amount of cash payable to the Participant on account of Phantom Units that have vested. Whether the Award is payable in the form of Units or cash, or a combination thereof, shall be determined in the sole discretion of the Committee. No Units shall be issued to the Participant at the time the grant is made, and the Participant shall not be, nor have any of the rights or privileges of, a Unitholder of the

Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. The Participant shall not have any interest in any fund or specific assets of the Partnership by reason of this award or the Phantom Unit Account established for the Participant.

3. Payment. When the Phantom Units vest in accordance with Section 4 below, and upon satisfaction of all other applicable conditions, including, but not limited to, the satisfaction of all withholding obligations in accordance with Section 12, the Participant (or the Participant’s beneficiary or estate, in the event of the Participant’s death) shall receive (i) that number of Units equal to the number of Phantom Units that vested or (ii) a lump sum cash payment equal to the product of (x) the Fair Market Value of a Unit on the date on which the Phantom Units vest times (y) the number of such vested Phantom Units. Payment shall be made within sixty (60) days after the date on which such Phantom Units vest. Whether payment is made in the form of Units or cash, or a combination thereof, shall be determined in the sole discretion of the Committee. If payment is made in the form of Units, the General Partner shall deliver or cause to be delivered to the Participant, or in the case of the Participant’s death, the Participant’s beneficiary, either (a) a certificate or certificates representing the applicable Units, which certificate(s) may bear such legends, if any, as the General Partner deems advisable pursuant to Section 8, below, or (b) confirmation of the issuance of such Units through book entry procedures, which book entry or entries may be subject to stop transfer orders or other restrictions, if any, as the General Partner deems advisable pursuant to Section 8, below.

4. Vesting of Phantom Units.

(a) Vesting Schedule. The Phantom Units shall be subject to forfeiture throughout the Restricted Period. Except as otherwise provided in this Section 4, each Phantom Unit shall vest in accordance with the schedule set forth in Exhibit A hereto, which shall provide for vesting based upon either (i) the continued Service of the Participant throughout the Restricted Period or (ii) performance measures.

(b) Termination by General Partner without Cause or by Participant for Good Reason following a Change of Control. If the Participant’s Service is terminated during the Restricted Period (i) by the General Partner or any of its Affiliates without Cause or (ii) by the Participant for Good Reason, within two (2) years after a Change of Control, the Phantom Units, to the extent then unvested, shall vest and become nonforfeitable on the date of such termination; provided that performance measures, if any, shall be deemed to have been achieved at the target level.

(c) Death or Disability. If the Participant dies or becomes Disabled during the Restricted Period before the Participant’s Service otherwise terminates, the Phantom Units, to the extent then unvested, shall vest and become nonforfeitable upon such death or Disability.

(d) Other Termination of Service. If the Participant’s Service is terminated during the Restricted Period for any reason, other than as described in Section

4(b) or 4(c) above, the Phantom Units, to the extent then unvested, shall be forfeited by the Participant without any consideration.

5. DERs.

If, during the Restricted Period, any Unit Distributions are paid by the Partnership with respect to the Units, the distribution equivalents (“Distribution Equivalents”) payable pursuant to DERs shall not be paid to the Participant prior to vesting of the associated Phantom Units and shall instead be credited to a bookkeeping account established by the Partnership in an amount equal to the amount of the aggregate Unit Distributions that would have been paid to the Participant if the Phantom Units were Units. The Distribution Equivalents shall not bear interest. The Distribution Equivalents shall be subject to forfeiture until such time as the associated Phantom Units vest and become nonforfeitable in accordance with Section 4 above. Distribution Equivalents that vest and become nonforfeitable in accordance with this Section 5 shall be, in the sole discretion of the Committee, either (i) paid in a lump sum cash payment or (ii) converted into Units, in either case subject to Section 12 below. If settled in Units, the number of Units payable with respect to the Distribution Equivalents under this Section 5 shall equal the aggregate dollar amount of the Distribution Equivalents as described herein, divided by the Fair Market Value of a Unit at the close of business on the day the underlying Phantom Units vest and become nonforfeitable. If so settled, partial Units will be paid in cash. Payment of Distribution Equivalents shall be made at the same time the underlying Phantom Units are paid pursuant to Section 3. Distribution Equivalents credited to any bookkeeping account on any Phantom Units that either do not vest in accordance with Section 3 above or are otherwise forfeited prior to vesting shall be forfeited by the Participant without any consideration.

6. No Right to Continued Service.

Neither the granting of the Phantom Units evidenced hereby nor this Agreement shall impose any obligation on the General Partner, the Partnership or any of their Affiliates to continue the Service of the Participant or lessen or affect any right that the General Partner, the Partnership or their Affiliates may have to terminate the Service of such Participant.

7. No Unitholder Rights.

The Participant shall have none of the rights of a Unitholder of the Partnership prior to the time the Phantom Units vest and are settled in Units, if so settled in the sole discretion of the Committee.

8. Securities Laws; Certificates; Legends.

The issuance and delivery of Phantom Units shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Partnership’s securities may then be traded. If the General Partner deems it necessary to ensure that the issuance of Phantom Units under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Phantom Units would be issued shall deliver to the General Partner an agreement or certificate containing such representations, warranties and covenants as the General Partner may request which satisfies such requirements. Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, neither the General Partner nor the Partnership shall deliver to the Participant certificates evidencing Units issued pursuant to this Agreement, and instead such Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator). Any certificates for Units issued pursuant to this Agreement and all Units issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as the General Partner may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange or other securities market on which the Partnership’s securities may then be traded, and any applicable federal or state laws, and the General Partner may cause a legend or legends to be inscribed on any such certificates or associated with any such book entry to make appropriate reference to such restrictions.

9. Transferability of Phantom Units.

Prior to vesting, neither the Phantom Units nor the DERs may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the General Partner, the Partnership and their Affiliates; provided that the designation of a beneficiary for receipt of any Phantom Units and/or DERs shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of Phantom Units or DERs to heirs or legatees of the Participant shall be effective to bind the General Partner, the Partnership or their Affiliates unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

10. Adjustment of Phantom Units.

Adjustments to the Phantom Units shall be made in accordance with Article 12 of the Plan.

11. Definitions.

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Plan. The following terms have the meanings set forth below:

(a) “Cause” shall mean, with respect to the Participant, one or more of the following: (i) the plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense, (ii) any act of willful fraud, dishonesty or moral turpitude that causes a material harm to the General Partner, the Partnership or any of their Affiliates, (iii) gross negligence or gross misconduct with respect to the General Partner, the Partnership or any of their Affiliates, (iv) willful and deliberate failure to perform his or her employment duties in any material respect, or (v) breach of a material written employment policy of the General Partner, the Partnership or any of their Affiliates to which the Participant is subject; provided, however, that in the case of a Participant who has an employment agreement with the General Partner, the Partnership or any of their Affiliates in which “Cause” is defined, “Cause” shall be determined in accordance with such definition.

(b) “Disability” or “Disabled” shall have the meaning set forth in SemGroup Corporation’s long-term disability plan, except that in any circumstance in which the compensation resulting from or in respect of an Award would be subject to income tax under Section 409A, “Disability” or “Disabled” shall mean (i) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under SemGroup Corporation’s accident and health plan.

(c) “Good Reason” shall mean the occurrence of one or more of the following without the consent of the Participant: (i) a material reduction in the Participant’s base salary or incentive compensation opportunity (other than a general reduction that affects all similarly situated employees equally), (ii) a material reduction of Participant’s duties and responsibilities or an adverse change in Participant’s title, or (iii) a transfer of Participant’s primary workplace by more than thirty-five (35) miles from the location of Participant’s current primary workplace; provided that the Participant shall first have given the General Partner written notice that an event or condition constituting Good Reason has occurred and specifying in reasonable detail the circumstances constituting such Good Reason within thirty (30) days after such occurrence, and the General Partner shall have a period of thirty (30) days after receiving such written notice to effectively cure or remedy such occurrence; and provided, further, that in the case of a Participant who has an employment agreement with the General Partner, the Partnership or any of their Affiliates in which “Good Reason” is defined, “Good Reason” shall be determined in accordance with such definition. Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A if the foregoing definition of “Good Reason” were to apply, but would not be so subject if the term “Good Reason” were defined herein to mean a “good reason” within the meaning of Treasury Regulation section 1.409A-1(n)(2), then “Good Reason” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) Good Reason in the immediately preceding sentence, and (2) “good reason” within the meaning of Treasury Regulation section 1.409A-1(n)(2).

12. Withholding.

(a) Participant’s Payment Obligation. The Participant agrees that (i) he or she will pay to the General Partner, the Partnership or the applicable Affiliate of the General Partner or the Partnership, as the case may be, or make arrangements satisfactory to the General Partner, the Partnership or such Affiliate, as the case may be, regarding the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the General Partner, the Partnership or such Affiliate, as the case may be, with respect to the Phantom Units and/or DERs, and (ii) the General Partner, the Partnership or such Affiliate shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the Phantom Units and/or DERs.

(b) Withholding Units. With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the vesting of the Phantom Units and/or DERs, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the General Partner, the Partnership or the applicable Affiliate of the General Partner or the Partnership withhold Units having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13. Notices.

Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service (or in the case of a non-U.S. Participant, the foreign postal service of the country in which the Participant resides), by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the General Partner, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the General Partner.

14. Entire Agreement.

This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

15. Waiver.

No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

16. Participant Undertaking.

The Participant agrees to take whatever additional action and execute whatever additional documents the General Partner may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Phantom Units pursuant to this Agreement.

17. Successors and Assigns.

The provisions of this Agreement shall inure to the benefit of, and be binding upon, the General Partner, the Partnership, their Affiliates and their successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

18. Choice of Law; Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

19. Phantom Units and DERs Subject to Plan.

By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Phantom Units and DERs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Participant has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of the Plan and this Agreement.

20. Amendment.

The Committee may amend or alter this Agreement and the Phantom Units granted hereunder at any time; provided that, subject to Article 11 and Article 12 of the Plan, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Agreement or with respect to the Phantom Units.

21. Severability.

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22. Signature in Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

23. No Guarantees Regarding Tax Treatment.

Participants (or their beneficiaries) shall be responsible for all taxes with respect to the Phantom Units and DERs. The Committee and the General Partner, the Partnership and their Affiliates make no guarantees regarding the tax treatment of the Phantom Units or DERs. None of the Committee, the General Partner, the Partnership or any of the Affiliates of the General Partner or the Partnership has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise, and none of the General Partner, the Partnership or any of their Affiliates, employees or representatives shall have any liability to a Participant with respect thereto.

24. Compliance with Section 409A.

The General Partner intends that the Phantom Units and DERs be structured in compliance with, or to satisfy an exemption from, Section 409A, such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the award, vesting or payment of the Phantom Units or DERs. Accordingly, in the event of any ambiguity, the Agreement shall be construed and administered in accordance with such intent. In addition, in the event the Phantom Units or DERs are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 11.1 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six (6) month period or as soon as administratively practicable within 60 days thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”

25. Forfeiture and Clawback.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, by signing this Agreement, the Participant acknowledges that any incentive-based compensation paid to the Participant hereunder may be subject to recovery by the General Partner or the Partnership under any clawback policy that the General Partner or the Partnership may adopt from time to time, including without limitation any policy that the General Partner or the Partnership may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Units may be listed. The Participant further agrees to promptly return any such incentive-based compensation which the General Partner or the Partnership determines it is required to recover from the Participant under any such clawback policy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Phantom Unit Award Agreement as of the date first written above.

Rose Rock Midstream GP, LLC

By:

Name:

Title:

Agreed and acknowledged as

of the date first above written:

Participant

Exhibit A

[Phantom Units vesting upon continued Service:

Restricted Period:

Vesting Date	Vested Phantom Units
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

The vesting of the Phantom Units shall be cumulative, but shall not exceed 100% of the Phantom Units granted.]

or

[Phantom Units vesting upon attainment of performance measures:

Performance Period: The performance period for the Phantom Units begins on January 1, 20    and ends on December 31, 20    . Pursuant to the terms of the Award Agreement, a percentage of the Award will vest and become payable at the end of Performance Period based upon the level of achievement of the performance measures specified in this Exhibit A.

The vesting of the Phantom Units shall not exceed [200%] of the Phantom Units granted.

[Performance Measures]]